Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 25, 2009

BY AND BETWEEN

UNITED FINANCIAL BANCORP, INC.

AND

CNB FINANCIAL CORP.

ARTICLE VI Conditions to Consummation		59
6.1	Conditions to Each Party’s Obligations	59
6.2	Conditions to the Obligations of United Financial Bancorp	60
6.3	Conditions to the Obligations of CNB Financial	61
ARTICLE VII Termination		61
7.1	Termination	61
7.2	Termination Fee	62
7.3	Effect of Termination	63
ARTICLE VIII Certain Other Matters		63
8.1	Interpretation	63
8.2	Survival	64
8.3	Waiver; Amendment	64
8.4	Counterparts	64
8.5	Governing Law	64
8.6	Expenses	64
8.7	Notices	64
8.8	Entire Agreement; etc.	65
8.9	Successors and Assigns; Assignment	65
8.10	Specific Performance	65

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger

ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 25th day of June, 2009 (“Agreement”), by and between United Financial Bancorp, Inc., a Maryland corporation (“United Financial Bancorp”), and CNB Financial Corp. , a Massachusetts corporation (“CNB Financial”).

Introductory Statement

The Board of Directors of each of United Financial Bancorp and CNB Financial has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of United Financial Bancorp or CNB Financial, as the case may be, and in the best long-term interests of the shareholders of United Financial Bancorp or CNB Financial, as the case may be.

The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

United Financial Bancorp and CNB Financial each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to United Financial Bancorp’s willingness to enter into this Agreement, each of the members of the Board of Directors of CNB Financial have entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of CNB Financial Common Stock in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Articles of Merger	Section 2.3
Bank Merger	Section 2.12
Berkshire Hills Termination Fee	Section 5.17
Certificate(s)	Section 2.7(c)
Change in Recommendation	Section 5.8
Closing	Section 2.2

Closing Date	Section 2.2
CNB Financial	preamble
CNB Financial Employee Plans	Section 3.2(r)(i)
CNB Financial Option	Section 2.10
CNB Financial Pension Plan	Section 3.2(r)(iii)
CNB Financial Qualified Plan	Section 3.2(r)(iv)
CNB Financial’s SEC Reports	Section 3.2(g)
CNB Financial Warrant	Section 2.10
Commonwealth National Bank	Section 2.12
Continuing Employee	Section 5.11(a)
Converted Options	Section 2.10
Disclosure Letter	Section 3.1
Dissenters’ Shares	Section 2.11
Effective Time	Section 2.3
Exchange Agent	Section 2.7(c)
Exchange Ratio	Section 2.5
Fee	Section 7.2(a)
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(p)
Letter of Transmittal	Section 2.6(a)
Maximum Insurance Amount	Section 5.12(c)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Proxy Statement-Prospectus	Section 5.9(a)
Registration Statement	Section 5.9(a)
Shareholder Meeting	Section 5.8
Surviving Corporation	Section 2.1
United Financial Bancorp	Section 3.3(q)
United Financial Bancorp Employee Plan	Section 3.3(q)
United Financial Bancorp Pension Plan	preamble
United Financial Bancorp Qualified Plan	Section 3.3(q)
United Financial Bancorp’s Reports	Section 3.3(g)

In addition, for purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving CNB Financial or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of CNB Financial’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of CNB Financial’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

           “Berkshire Hills Bancorp Agreement” means the Agreement and Plan of Merger, by and between CNB Financial and Berkshire Hills Bancorp, Inc. dated April 29, 2009, as amended on May 21, 2009.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“CNB Financial Common Stock” means the common stock, par value $1.00 per share, of CNB Financial.

“CRA” means the Community Reinvestment Act.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect.  The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with CNB Financial under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall consist of (i) Dissenters’ Shares and (ii) shares held directly or indirectly by United Financial Bancorp (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Federal Reserve Board.

“GAAP” means generally accepted accounting principles.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended.

“knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect which is material and adverse to the business, financial condition or results of operations of CNB Financial or United Financial Bancorp, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both United Financial Bancorp and CNB Financial, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of United Financial Bancorp or CNB Financial taken with the prior written consent of the other (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (v) payment incurred in connection with CNB Financial’s obligations under the Section 7.2(a) of the Agreement with Berkshire Hills Bancorp, shall not be considered in determining if a Material Adverse Effect has occurred.  With respect to CNB Financial, a Material Adverse Effect shall also be deemed to have occurred in the event that (1) the level of non-performing assets (non-accrual, past due, other non-performing assets and restructured loans, as such items are defined by Industry Guide 3 of the SEC’s Securities Act Industry Guides) shall equal or exceed $8.0 million as of the month end prior to the Closing Date or (2) CNB Financial incurs net loan charge-offs in excess of $4.0 million subsequent to December 31, 2008.

“MBCA” shall mean the Massachusetts Business Corporation Act, MGL Chapter 156D, Section 1, et seq.

“MGCL” means the Maryland General Corporation Law

“OCC” means the Office of the Comptroller of the Currency.

“OTS” means the Office of Thrift Supervision.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which CNB Financial or United Financial Bancorp, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) CNB Financial’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of CNB Financial than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which United Financial Bancorp has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for 100% of the outstanding shares of CNB Financial Common Stock and (iv) is, in the written opinion of CNB Financial’s financial advisor, more favorable to the shareholders of CNB Financial from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by United Financial Bancorp in response to such Acquisition Proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“United Financial Bancorp Common Stock” means the common stock, par value $0.01 per share, of United Financial Bancorp.

ARTICLE II
The Merger

2.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, CNB Financial will merge with and into United Financial Bancorp (the “Merger”) at the Effective Time.  At the Effective Time, the separate corporate existence of CNB Financial shall cease.  United Financial Bancorp shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the MGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2    Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Locke Lord Bissell & Liddell LLP, 401 9th Street, NW, Washington, D.C., or at such other location as is agreed to by the parties hereto, at 10:00 a.m. on the date designated by United Financial Bancorp within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3    Effective Time.  In connection with the Closing, United Financial Bancorp shall duly execute and deliver articles of merger (the “Articles of Merger”) to the Maryland Secretary of State for filing pursuant to the MGCL and to the Massachusetts Secretary of State for filing pursuant to the MBCA.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Maryland Secretary of State and the Massachusetts Secretary of State or at such later date or time as United Financial Bancorp and CNB Financial agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4   Effects of the Merger.  The Merger will have the effects set forth in the MBCA and the MGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, United Financial Bancorp shall possess all of the properties, rights, privileges, powers and franchises of CNB Financial and be subject to all of the debts, liabilities and obligations of CNB Financial.

2.5   Effect on Outstanding Shares of CNB Financial Common Stock.

(a)            Subject to the  allocation  and proration  procedures  set forth in Section  2.6,  each  share of CNB Financial Common Stock outstanding  immediately  prior  to  the Effective  Time,  other than Excluded Shares shall be  converted  into the right to receive,  at the election of the holder thereof:

(i) 0.8257 shares of United Financial Bancorp Common Stock (such number of shares of United Financial Bancorp Common Stock,  as  may be adjusted as provided herein, is hereinafter  referred to as the “Per  Share Stock Consideration”);

(ii) a  cash  amount  equal  to  $10.75  (the  “Per  Share  Cash  Consideration”); or

(iii) a combination thereof.

Thereafter,  subject  to  Sections  2.7, 2.11 and  2.12,  each  outstanding certificate  representing  shares of CNB Financial Common Stock shall represent solely the right to receive the Per Share Stock Consideration, the Per Share Cash Consideration or a combination thereof.

If United Financial Bancorp declares a change in the number of shares of United Financial Common Stock issued and  outstanding  prior to the Effective Time as a result of a stock split,  stock dividend,  recapitalization, or similar  transaction with respect to such stock, and the record date therefore (in the case of a stock  dividend) or the effective date thereof (in the case of a stock  split  or  similar  recapitalization  for  which a  record  date is not established)  shall be at or prior to the Effective Time, or announces a special extraordinary  cash  dividend  with a record  date at or prior to the  Effective Time, the Per Share Stock Consideration shall be proportionately adjusted.

2.6           Election and Proration Procedures.

(a)           An election  form in such form as  United Financial Bancorp and CNB Financial shall mutually  agree (an “Election  Form”) shall be mailed to each holder of record of CNB Financial Common Stock as of the record date for  eligibility  to vote on the Merger.  United Financial Bancorp  shall make  available  as many  Election  Forms as may be reasonably  requested  by all persons who become  holders of  CNB Financial  Shares after the  record  date for  eligibility  to vote on the Merger and prior to the Election  Deadline (as defined  herein),  and  CNB Financial  shall  provide to the Exchange Agent (as defined herein) all information  reasonably  necessary for it to perform its obligations as specified herein.

  (b)           Each Election  Form shall  entitle the holder of shares of CNB Financial Common Stock (or the beneficial  owner through  appropriate and customary  documentation  and instructions) to (i) elect to receive the Per Share Stock Consideration for all of such  holder’s  shares (a “Stock  Election”),  (ii) elect to receive  the Per Share Cash  Consideration  for all of such holder’s shares (a “Cash  Election”), (iii) elect to receive the Per Share Stock  Consideration  for a portion of such holder’s shares as specified by such holder and the Per Share Cash Consideration for the remainder of such holder ’s  shares (a “Mixed  Election”) or (iv) make no election (a  “Non-election”).  Holders of record of  shares of CNB Financial Common Stock who hold such  shares  as  nominees,  trustees  or in other  representative  capacity  (a “Representative”) may  submit  multiple  Election  Forms,  provided  that  such Representative  certifies  that each such Election Form covers all of the shares of CNB Common Stock held by that  Representative  for a particular  beneficial owner.  The  shares of CNB Financial Common Stock  as to  which a Stock  Election  has  been  made (including  pursuant  to a Mixed  Election)  are  referred  to  herein as “Stock Election  Shares” and the aggregate  number thereof is referred to herein as the “Stock Election  Number.” The shares of CNB Financial Common Stock as to which a Cash Election has been made  (including  pursuant to a Mixed  Election)  are referred to herein as “Cash  Election  Shares” and the aggregate  number thereof is referred to as the “Cash Election Number”.  Shares of CNB Financial Common Stock as to which no election has been made are referred to as “Non-election Shares.”

(c)           To be  effective,  a  properly  completed  Election  Form  must  be received by an independent agent appointed by United Financial Bancorp (the “Exchange Agent”) on or  before  4:00  p.m.,  Eastern  Time on the  third  business  day  immediately preceding  CNB Financial’s  stockholders’ meeting to consider the Merger or on such other date or time as the Parties may mutually agree (the “Election  Deadline”).  An election  shall have been properly made only if the Exchange Agent shall have actually received a properly completed  Election Form by the Election Deadline.  An Election Form shall be deemed  properly completed only if accompanied by one or more  certificates  representing  all shares of CNB Financial Common Stock covered by such  Election  Form,  or the  guaranteed  delivery  of  such  certificates  (or customary affidavits and, if required by United Financial Bancorp, indemnification regarding the loss  or  destruction  of  such  certificates), together with duly completed transmittal materials.  Any CNB Financial stockholder may at any time prior to the Election  Deadline  change his or her election by written notice received by the Exchange  Agent  prior  to  the  Election  Deadline  accompanied  by a  properly completed and signed revised  Election Form.  Any CNB Financial stockholder may, at any time prior to the Election  Deadline,  revoke his or her election by written notice  received  by the  Exchange  Agent prior to the  Election  Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee  of  delivery of such  certificates.  All  elections  shall be revoked automatically if the exchange agent is notified in writing by either Party that this Agreement has been terminated.  If a stockholder either (i) does not submit a properly  completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election  Deadline but does not submit a new properly executed Election Form prior to the Election Deadline,  the shares of Shares of CNB Financial Common Stock held by such  stockholder  shall be  designated as  Non-election  Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable  discretion to determine whether any election,  revocation or change has been properly made and to  disregard  immaterial  defects  in any  Election  Form,  and any good  faith decisions  of the Exchange  Agent  regarding  such matters  shall be binding and conclusive.

(d)           The number of shares of CNB Financial Common Stock to be converted  into the right to receive the Per Share Cash Consideration  shall be equal to 50% of the number of Shares of CNB Financial Common Stock  outstanding  immediately prior to the Effective Time less the number of  Dissenting  Shares  (the  “Aggregate  Cash  Limit”) and the number of CNB Financial  Shares to be converted into the right to receive the Per Share Stock Consideration  shall  be  equal  to 50%  of  the  number  of  CNB Financial  Shares outstanding  immediately  prior to the  Effective  Time  (the  “Aggregate  Stock Limit”).

(e)           Within five  business days after the later to occur of the Election Deadline or the  Effective  Time,  United Financial Bancorp  shall cause the  Exchange  Agent to effect the  allocation  among holders of CNB Financial  Shares of rights to receive the Per Share Stock  Consideration  or the Per Share Cash  Consideration  and to distribute such as follows:

(i)             if the Stock  Election  Number  exceeds the Aggregate  Stock  Limit, then all Cash Election Shares and all Non-Election Shares shall  be  converted  into  the  right  to  receive  the  Per  Share  Cash  Consideration,  and each  holder  of Stock  Election  Shares  shall be  entitled to receive (A) the Per Share Stock  Consideration  in respect  of that number of Stock Election Shares equal to the product  obtained  by multiplying  (1) the number of Stock  Election  Shares held by such  holder by (2) a  fraction,  the  numerator  of which is the  Aggregate  Stock Limit and the  denominator of which is the Stock Election Number  and (B) the Per Share Cash  Consideration  in respect of the remaining  number of such Stock Election Shares;

(ii)             if the Cash  Election  Number  exceeds  the  Aggregate  Cash  Limit,  then all Stock  Election  Shares and all  Non-Election  Shares  shall be  converted  into the right to  receive  the Per  Share  Stock  Consideration,  and  each  holder  of Cash  Election  Shares  shall be  entitled to receive (A) the Per Share Cash Consideration in respect of  that number of Cash Election  Shares equal to the product  obtained by  multiplying (1) the number of Cash Election Shares held by such holder  by (2) a fraction,  the numerator of which is the Aggregate Cash Limit  and the  denominator of which is the Cash Election  Number and (B) the  Per Share Stock  Consideration  in respect of the remaining  number of  such Cash Election Shares; and

(iii)             if the Stock Election  Number and the Cash Election  Number  do not exceed the Aggregate  Stock Limit and the Aggregate Cash Limit, respectively,  then (i) all Cash  Election  Shares  shall be converted  into the right to receive the Per Share Cash  Consideration,  (ii) all  Stock Election Shares shall be converted into the right to receive the  Per Share Stock Consideration, and (iii) all Non-Election Shares shall  be  converted  into the right to  receive a combination of the Per Share  Cash  Consideration  and the Per  Share  Stock  Consideration  such  that the  aggregate  number of  CNB Financial  Shares  entitled  to receive the Per  Share Cash  Consideration is equal to the Aggregate Cash Limit and the  aggregate  number of  CNB Financial  Shares  entitled  to receive the Per  Share Stock Consideration is equal to the Aggregate Stock Limit.

(f)           Notwithstanding any other provision of this Agreement, no fraction of a share of United Financial Bancorp Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, United Financial Bancorp shall pay to each holder of CNB Financial Common Stock who would otherwise be entitled to a fraction of a share of United Financial Bancorp Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Per Share Cash Consideration.

(g)           As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.  All shares of United Financial Bancorp Common Stock that are held by CNB Financial, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters’ Shares shall be converted into shares of United Financial Bancorp Common Stock pursuant to this Section 2.6 but instead shall be treated in accordance with the provisions set forth in Section 2.12 of this Agreement.

2.7   Exchange Procedures.

(a)           As promptly as practicable after the Effective  Time, the Exchange Agent  shall  send or cause to be sent to each  former  holder  of  record of  CNB Financial Common Stock who did not previously  submit a properly  completed  Election  Form (other than holders of Dissenting  Shares), appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to United Financial Bancorp and CNB Financial.  A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of CNB Financial Common Stock (“Certificate(s)”) to be converted thereby.

(b)           At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5) shall represent only the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration or a combination thereof (hereinafter referred to as the “Merger Consideration”) in accordance with this Agreement.

(c)           Prior to the Effective Time, United Financial Bancorp shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of United Financial Bancorp Common Stock to provide for payment of the Aggregate Stock Limit and (ii) deposit, or cause to be deposited, with Registrar and Transfer Company (the “Exchange Agent”), for the benefit of the holders of shares of CNB Financial Common Stock, for exchange in accordance with this Section 2.6, an amount of cash sufficient to the Aggregate Cash Limit and any cash in lieu of fractional shares pursuant to Section 2.6(f).

(d)           The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as United Financial Bancorp may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of United Financial Bancorp Common Stock and/or a check in the aggregate amount representing the amount of cash that such holder has the right to receive pursuant to Section 2.6, cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.6(f), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(e).  Certificates so surrendered shall forthwith be canceled.  As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute United Financial Bancorp Common Stock and cash as provided herein.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of United Financial Bancorp Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.  If there is a transfer of ownership of any shares of CNB Financial Common Stock not registered in the transfer records of CNB Financial, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such CNB Financial Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of United Financial Bancorp and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)           No dividends or other distributions declared or made after the Effective Time with respect to United Financial Bancorp Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of United Financial Bancorp Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.7.  Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of United Financial Bancorp Common Stock represented by such person’s Certificates.

(f)           The stock transfer books of CNB Financial shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of CNB Financial of any shares of CNB Financial Common Stock.  If, after the Effective Time, Certificates are presented to United Financial Bancorp, they shall be canceled and exchanged for the Per Share Stock Consideration or Per Share Cash Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(g)           Any portion of the aggregate amount of cash to be paid pursuant to Section 2.6, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the shareholders of CNB Financial for six months after the Effective Time shall be repaid by the Exchange Agent to United Financial Bancorp upon the written request of United Financial Bancorp.  After such request is made, any shareholders of CNB Financial who have not theretofore complied with this Section 2.7 shall look only to United Financial Bancorp for the Merger Consideration and cash in lieu of fractional shares, if any, deliverable in respect of each share of CNB Financial Common Stock such shareholder holds, as determined pursuant to Section 2.6 of this Agreement, without any interest thereon.  If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of United Financial Bancorp (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims.  Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of CNB Financial Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           United Financial Bancorp and the Exchange Agent shall be entitled to rely upon CNB Financial’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, United Financial Bancorp and the Exchange Agent shall be entitled to deposit any Merger Consideration and cash in lieu of fractional shares, if any, represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or United Financial Bancorp, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to Section 2.6.

2.8    Effect on Outstanding Shares of United Financial Bancorp Common Stock.  At the Effective Time, each share of common stock of United Financial Bancorp issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9    Directors of Surviving Corporation After Effective Time.  Subject to Section 5.14, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of United Financial Bancorp serving immediately prior to the Effective Time.

2.10        Certificate of Incorporation and Bylaws.  The certificate of incorporation of United Financial Bancorp, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.  The bylaws of United Financial Bancorp, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.11        Treatment of Stock Options and Warrants.

(a)           Each option to purchase shares of CNB Financial Common Stock issued by CNB Financial and outstanding at the Effective Time pursuant to the CNB Financial Amended and Restated Stock Option Plan (formerly, the Commonwealth National Bank 2001 Stock Option Plan) or the CNB Financial Corp. 2008 Equity Incentive Plan (each, a “CNB Financial Option”) whose exercise price is less than $10.75 shall be cancelled, effective immediately prior to the Effective Time, and shall be converted into cash in an amount equal to $10.75 minus the exercise price of such option.

(b)           Each CNB Financial Option whose exercise price is equal to or greater than $10.75 shall be converted into an option to purchase shares of United Financial Bancorp Common Stock as follows:

(i)          The aggregate number of shares of United Financial Bancorp Common Stock issuable upon the exercise of the converted CNB Financial Option after the Effective Time shall be equal to the product of 0.8257 (the “Option Exchange Ratio”) multiplied by the number of shares of CNB Financial Common Stock issuable upon exercise of the CNB Financial Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of United Financial Common Stock; and

(ii)          the exercise price per share of each converted CNB Financial Option shall be equal to the quotient of the exercise price of such CNB Financial Option immediately prior to the Effective Time divided by the Option Exchange Ratio, such quotient to be rounded to the nearest whole cent; provided, however, that, in the case of any CNB Financial Option that is intended to qualify as an incentive stock option under Section 422 of the IRC, the number of shares of United Financial Bancorp Common Stock issuable upon exercise of and the exercise price per share for such converted CNB Financial Option determined in the manner provided above shall be further adjusted in such manner as may be necessary to conform to the requirements of Section 424(b) of the IRC.

Options to purchase shares of United Financial Bancorp Common Stock that arise from the operation of this Section 2.11 shall be referred to as “Converted Options.”  All Converted Options shall be exercisable for the same period and shall otherwise have the same terms and conditions applicable to the CNB Financial Options that they replace.

(c)           Before the Effective Time, United Financial Bancorp will take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of United Financial Bancorp Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options.  United Financial Bancorp agrees to file, as soon as practicable after the Effective Time, a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the United Financial Bancorp Common Stock issuable upon exercise of the Converted Options.

(d)          Each member of the board of directors of CNB Financial or a CNB Financial Subsidiary who holds outstanding warrants issued by Commonwealth National Bank on November 19, 2001 (each a “CNB Financial Warrant”) shall agree to the cancellation of such CNB Financial Warrant, effective immediately prior to the Effective Time, and shall receive cash equal to the product of $10.75 minus the exercise price times the number of warrants held by such director.  All other CNB Financial Warrants shall be converted to warrants to purchase shares of United Financial Bancorp Common Stock on the same basis as CNB Financial Options are so converted under Section 2.11(a) above.

2.12    Dissenters’ Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of CNB Financial Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the MBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the MBCA, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the MBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. CNB Financial shall give United Financial Bancorp (i) prompt notice of any written demands for payment of fair value of any shares of CNB Financial Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the MBCA and received by CNBFinancial relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the MBCA consistent with the obligations of CNB Financial thereunder.  CNB Financial shall not, except with the prior written consent of United Financial Bancorp, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the MBCA.

2.13    Bank Merger.  Concurrently with or as soon as practicable after the execution and delivery of this Agreement, United Bank, a wholly owned subsidiary of United Financial Bancorp, and Commonwealth National Bank (“Commonwealth National Bank”), a wholly owned subsidiary of CNB Financial, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which Commonwealth National Bank will merge with and into United Bank (the “Bank Merger”).  The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.14          Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, United Financial Bancorp may specify that the structure of the transactions contemplated by this Agreement, including whether or not to consummate the Bank Merger, be revised and the parties shall enter into such alternative transactions as United Financial Bancorp may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement.  In the event that United Financial Bancorp elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.15         Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that United Financial Bancorp by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, CNB Financial or to exercise, directly or indirectly, a controlling influence over the management or policies of CNB Financial.

ARTICLE III
Representations and Warranties

3.1   Disclosure Letters.  Prior to the execution and delivery of this Agreement, United Financial Bancorp and CNB Financial have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate).

3.2   Representations and Warranties of CNB Financial.  CNB Financial represents and warrants to United Financial Bancorp that, except as disclosed in CNB Financial’s Disclosure Letter:

(a)           Organization and Qualification.  CNB Financial is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts and is registered with the FRB as a bank holding company.  CNB Financial has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. CNB Financial is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on CNB Financial.  CNB Financial engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHCA and the rules and regulations of the FRB promulgated thereunder.

(b)           Subsidiaries.

(i)           CNB Financial’s Disclosure Letter sets forth with respect to each of CNB Financial’s Subsidiaries its name, its jurisdiction of incorporation, CNB Financial’s percentage ownership, the number of shares of stock owned or controlled by CNB Financial and the name and number of shares held by any other person who owns any stock of the Subsidiary. CNB Financial owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to CNB Financial’s right to vote or dispose of any equity securities of its Subsidiaries.  CNB Financial’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or national banking associations.

(ii)           Each of CNB Financial’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii)           The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of CNB Financial are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)           No Subsidiary of CNB Financial other than Commonwealth National Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  Commonwealth National Bank’s deposits are insured by the FDIC to the fullest extent permitted by law.  Commonwealth National Bank is a member in good standing of the Federal Home Loan Bank of Boston.  Commonwealth National Bank engages only in activities (and holds properties only of the types) permitted by the National Bank Act and the rules and regulations of the OCC promulgated thereunder.

(c)           Capital Structure.

(i)           The authorized capital stock of CNB Financial consists of: (A) 10,000,000 shares of CNB Financial Common Stock; and (B) 1,000,000 shares of preferred stock, par value $1.00 per share.

(ii)           As of the date of this Agreement: (A) 2,283,208 shares of CNB Financial Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable federal and state securities laws; (B) no shares of CNB Financial preferred stock are issued and outstanding; (C) 356,895 shares of CNB Financial Common Stock are reserved for issuance pursuant to outstanding CNB Financial Options; and (D) 92,500 shares of CNB Financial Common Stock are reserved for issuance pursuant to outstanding CNB Financial Warrants.

(iii)           Set forth in CNB Financial’s Disclosure Letter is a complete and accurate list of all outstanding CNB Financial Options and CNB Financial Warrants, including the names of the optionees and warrant holders, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options or warrants.

(iv)           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of CNB Financial may vote are issued or outstanding.

(v)           Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of CNB Financial are issued, reserved for issuance or outstanding and (B) neither CNB Financial nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating CNB Financial or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of CNB Financial or obligating CNB Financial or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.  As of the date hereof, there are no outstanding contractual obligations of CNB Financial or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CNB Financial or any of its Subsidiaries.

(d)           Authority.  CNB Financial has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of CNB Financial’s Board of Directors, and no other corporate proceedings on the part of CNB Financial are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two thirds of the outstanding shares of CNB Financial Common Stock.  This Agreement has been duly and validly executed and delivered by CNB Financial and constitutes a valid and binding obligation of CNB Financial, enforceable against CNB Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)           No Violations.  The execution, delivery and performance of this Agreement by CNB Financial do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which CNB Financial or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of CNB Financial or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CNB Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CNB Financial or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on CNB Financial.

(f)           Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party arerequired to be made or obtained in connection with the execution and delivery by CNB Financial of this Agreement or the consummation by CNB Financial of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities.  As of the date hereof, CNB Financial has no knowledge of any reason pertaining to CNB Financial why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)           Securities Filings.  CNB Financial has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2005 (collectively, “CNB Financial’s SEC Reports”).   None of CNB Financial’s SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, all of CNB Financial’s SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.  Each of the financial statements (including, in each case, any notes thereto) of CNB Financial included in CNB Financial’s SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(h)           Financial Statements.  CNB Financial’s Disclosure Letter contains copies of (i) the consolidated balance sheets of CNB Financial and its Subsidiaries as of December 31, 2008 and 2007 and related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008, together with the notes thereto, accompanied by the audit report of CNB Financial’s independent public auditors, (ii) the unaudited consolidated balance sheet of CNB Financial and its Subsidiaries as of March 31, 2009 and the related consolidated statements of operations and changes in stockholders’ equity for the three months ended March 31, 2009, and (iii) the consolidated report of condition and income filed with the FDIC by Commonwealth National Bank for the period ended March 31, 2009.  Such financial statements were prepared from the books and records of CNB Financial and its Subsidiaries, fairly present the consolidated financial position of CNB Financial and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of CNB Financial and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash-flows and footnotes.  The books and records of CNB Financial and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)           Undisclosed Liabilities.  Neither CNB Financial nor any of its Subsidiaries has incurred any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated financial statements of CNB Financial as of December 31, 2008, except for (i) liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CNB Financial and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)           Absence of Certain Changes or Events.  Since December 31, 2008:

(i)           CNB Financial and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(ii)           there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on CNB Financial;

(iii)           CNB Financial has not declared, paid or set aside any dividends or distributions with respect to the CNB Financial Common Stock;

(iv)           except for supplies or equipment purchased in the ordinary course of business, neither CNB Financial nor any of its Subsidiaries have made any capital expenditures exceeding individually or in the aggregate $20,000;

(v)           there has not been any write-down or specific reserve established by Commonwealth National Bank in excess of $25,000 with respect to any of its Loans or other real estate owned;

(vi)           there has not been any sale, assignment or transfer of any assets by CNB Financial or any of its Subsidiaries in excess of $20,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed in CNB Financial’s Disclosure Letter;

(vii)           there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by CNB Financial or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

(viii)         neither CNB Financial nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees; and

(ix)            there has been no change in any accounting principles, practices or methods of CNB Financial or any of its Subsidiaries other than as required by GAAP.

(k)           Litigation.  Other than for matters incidental to the business of CNB Financial, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNB Financial, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of CNB Financial, threatened against or affecting CNB Financial or any of its Subsidiaries or any property or asset of CNB Financial or any of its Subsidiaries.  To the knowledge of CNB Financial, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against CNB Financial or any of its Subsidiaries.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against CNB Financial or any of its Subsidiaries that have not been satisfied or that enjoin CNB Financial or any of its Subsidiaries from taking any action.

(l)           Absence of Regulatory Actions.  Since December 31, 2005, neither CNB Financial nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of CNB Financial or its Subsidiaries.

(m)           Compliance with Laws.  CNB Financial and each of its Subsidiaries conducts its business in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it.  CNB Financial and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.  Neither CNB Financial nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CNB Financial.

(n)           Taxes.  All federal, state, local and foreign Tax returns required to be filed by or on behalf of CNB Financial or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by CNB Financial or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on CNB Financial’s balance sheet (in accordance with GAAP).  There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of CNB Financial or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where CNB Financial or any of its Subsidiaries do not file Tax returns that CNB Financial or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CNB Financial or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on CNB Financial’s balance sheet (in accordance with GAAP).  CNB Financial and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  CNB Financial and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CNB Financial and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.  Neither CNB Financial nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC.

(o)           Agreements.

(i)           CNB Financial’s Disclosure Letter lists, and CNB Financial has previously delivered or made available to United Financial Bancorp a complete and correct copy of, any contract, arrangement, commitment or understanding (whether written or oral) to which CNB Financial or any of its Subsidiaries is a party or is bound:

(A)           with any executive officer or other key employee of CNB Financial or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CNB Financial or any of its Subsidiaries of the nature contemplated by this Agreement;

(B)           with respect to the employment of any directors, officers, employees or consultants;

(C)           any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D)           containing covenants that limit the ability of CNB Financial or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, CNB Financial (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(E)           pursuant to which CNB Financial or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(F)           that relates to borrowings of money (or guarantees thereof) by CNB Financial or any of its Subsidiaries in excess of $50,000, other than advances from the Federal Home Loan Bank of Boston or securities sold under agreements to repurchase with a maturity of thirty-one days or less and entered into in the ordinary course of business; or

(G)           which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

(ii)           Neither CNB Financial nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of CNB Financial, no other party to any such agreement (excluding any loan or extension of credit made by CNB Financial or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CNB Financial.

(p)           Intellectual Property.  CNB Financial and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. CNB Financial’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to CNB Financial or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that CNB Financial or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”).  With respect to each item of Intellectual Property owned by CNB Financial or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien.  With respect to each item of Intellectual Property that CNB Financial or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect.  Neither CNB Financial nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that CNB Financial or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party).  To the knowledge of CNB Financial, neither CNB Financial nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of CNB Financial or any of its Subsidiaries.

(q)           Labor Matters.  CNB Financial and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours.  Neither CNB Financial nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is CNB Financial or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving CNB Financial or any of its Subsidiaries pending or, to the knowledge of CNB Financial, threatened.

(r)           Employee Benefit Plans.

(i)           CNB Financial’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of CNB Financial or any of its Subsidiaries (hereinafter referred to collectively as the “CNB Financial Employee Plans”).  CNB Financial has previously delivered or made available to United Financial Bancorp true and complete copies of each agreement, plan and other documents referenced in CNB Financial’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year.  There has been no announcement or commitment by CNB Financial or any of its Subsidiaries to create an additional CNB Financial Employee Plan, or to amend any CNB Financial Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such CNB Financial Employee Plan.  To the Knowledge of CNB Financial, each CNB Financial Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.

(ii)           There is no pending or threatened litigation, administrative action or proceeding relating to any CNB Financial Employee Plan.  All of the CNB Financial Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the CNB Financial Employee Plans which is likely to result in the imposition of any penalties or taxes upon CNB Financial or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)           Each CNB Financial Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “CNB Financial Qualified Plan”) has received a favorable determination letter from the IRS, and CNB Financial and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter.  No CNB Financial Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).   Neither CNB Financial nor any Subsidiary of CNB Financial or any ERISA Affiliate has ever sponsored a CNB Financial Qualified Plan that is subject to Title IV of ERISA (any such plan shall be referred to herein as a “CNB Financial Pension Plan”).  Neither CNB Financial nor its Subsidiaries or any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv)           With respect to each CNB Financial Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) none of CNB Financial or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual knowledge, that if CNB Financial or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on CNB Financial; and (B) none of CNB Financial or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any CNB Financial Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

(v)           Each CNB Financial Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and which has not been terminated has been operated since January 1, 2005 in good faith compliance with Section 409A of the IRC and the regulations issued under Section 409A of the IRC.

(vi)           Neither CNB Financial nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any CNB Financial Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vii)           All contributions required to be made with respect to any CNB Financial Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any CNB Financial Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of CNB Financial.  All anticipated contributions and funding obligations are accrued on CNB Financial’s consolidated financial statements to the extent required by GAAP.  Each CNB Financial Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(s)           Properties.

(i)           A list and description of all real property owned or leased by CNB Financial or a Subsidiary of CNB Financial is set forth in CNB Financial’s Disclosure Letter.  CNB Financial and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.   Each lease pursuant to which CNB Financial or any of its Subsidiaries is lessee, leases real or personal property is valid and in full force and effect and neither CNB Financial nor any of its Subsidiaries, nor, to CNB Financial’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.  A complete and correct copy of each such lease has been provided or made available to United Financial Bancorp.  All real property owned or leased by CNB Financial or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by CNB Financial to be adequate for the current business of CNB Financial and its Subsidiaries.  To the knowledge of CNB Financial, none of the buildings, structures or other improvements located on any real property owned or leased by CNB Financial or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)           CNB Financial and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  With respect to personal property used in the business of CNB Financial and its Subsidiaries that is leased rather than owned, neither CNB Financial nor any of its Subsidiaries is in default under the terms of any such lease.

(t)           Fairness Opinion.  CNB Financial has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to CNB Financial’s shareholders.

(u)           Fees.  Other than for financial advisory services performed for CNB Financial by Keefe, Bruyette & Woods, Inc. pursuant to an agreement dated January 15, 2009, a true and complete copy of which has been previously delivered or made available to United Financial Bancorp, neither CNB Financial nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for CNB Financial or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)           Environmental Matters.

(i)           Each of CNB Financial and its Subsidiaries, the Participation Facilities, and, to the knowledge of CNB Financial, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CNB Financial, threatened, before any court, governmental agency or board or other forum against CNB Financial or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CNB Financial or any of its Subsidiaries or any Participation Facility.

(iii)           To the knowledge of CNB Financial, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or CNB Financial or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)           Neither CNB Financial nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)           There are no underground storage tanks at any properties owned or operated by CNB Financial or any of its Subsidiaries or any Participation Facility.  Neither CNB Financial nor any of its Subsidiaries nor, to the knowledge of CNB Financial, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by CNB Financial or any of its Subsidiaries or any Participation Facility.

(vi)           During the period of (A) CNB Financial’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) CNB Financial’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties.  To the knowledge of CNB Financial, prior to the period of (A) CNB Financial’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) CNB Financial’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(w)           Loan Portfolio; Allowance for Loan Losses.

(i)           With respect to each Loan owned by CNB Financial or its Subsidiaries in whole or in part:

(A)           The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B)           neither CNB Financial nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)           CNB Financial or a Subsidiary of CNB Financial is the sole holder of legal and beneficial title to each Loan (or CNB Financial’s or its Subsidiary’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of CNB Financial or a Subsidiary of CNB Financial;

(D)           the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(E)           with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)           Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor CNB Financial’s practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)           The allowance for loan losses reflected in CNB Financial’s audited balance sheet at December 31, 2008 was, and the allowance for loan losses shown on the balance sheets in CNB Financial’s SEC Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(x)           Anti-takeover Provisions Inapplicable.  CNB Financial and its Subsidiaries have taken all actions required to exempt United Financial Bancorp, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in CNB Financial and its Subsidiaries organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations applicable to CNB Financial and its Subsidiaries.

(y)           Material Interests of Certain Persons.  No current or former officer or director of CNB Financial, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CNB Financial or any of its Subsidiaries.

(z)           Insurance.  In the opinion of management, CNB Financial and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  CNB Financial’s Disclosure Letter contains a list of all policies of insurance carried and owned by CNB Financial or any of CNB Financial’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date.  All of the insurance policies and bonds maintained by CNB Financial and its Subsidiaries are in full force and effect, CNB Financial and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(aa)           Investment Securities; Derivatives.

(i)           Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by CNB Financial or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)           Neither CNB Financial nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(bb)           Indemnification.  Except as provided in the articles of organization or bylaws of CNB Financial and the similar organizational documents of its Subsidiaries, neither CNB Financial nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of CNB Financial and, to the knowledge of CNB Financial, there are no claims for which any such person would be entitled to indemnification under the articles of organization or bylaws of CNB Financial or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(cc)           Corporate Documents and Records.  CNB Financial has previously delivered or made available to United Financial Bancorp a complete and correct copy of the articles of organization, bylaws and similar organizational documents of CNB Financial and each of CNB Financial’s Subsidiaries, as in effect as of the date of this Agreement.  Neither CNB Financial nor any of CNB Financial’s Subsidiaries is in violation of its articles of organization, bylaws or similar organizational documents.  The minute books of CNB Financial and each of CNB Financial’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.  CNB Financial and each of its Subsidiaries maintains accounting records that fairly and accurately reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

(dd)           CNB Financial Information.  The information regarding CNB Financial and its Subsidiaries to be supplied by CNB Financial for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ee)           CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Commonwealth National Bank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA.  CNB Financial is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Commonwealth National Bank or any other Subsidiary of CNB Financial: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Commonwealth National Bank.  CNB Financial is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either CNB Financial or of its Subsidiaries to undertake any remedial action.  The board of directors of Commonwealth National Bank (or where appropriate of any other Subsidiary of CNB Financial) has adopted, and Commonwealth National Bank (or such other Subsidiary of CNB Financial) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Commonwealth National Bank (or such other Subsidiary of CNB Financial) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(ff)           Tax Treatment of the Merger.  CNB Financial has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(gg)           Internal Controls.

(i)           CNB Financial has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of CNB Financial; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of CNB Financial is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of CNB Financial.

(ii)           CNB Financial (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CNB Financial, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CNB Financial by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to CNB Financial’s outside auditors and the audit committee of CNB Financial’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CNB Financial’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in CNB Financial’s internal controls over financial reporting.  Any such disclosures were made in writing by management to CNB Financial’s auditors and audit committee. As of the date hereof, there is no reason to believe that CNB Financial’s chief executive officer and chief financial officer will not be able to give the certifications required under SEC regulations when next due.

(hh)           Transaction With Affiliates.

(i)           All “covered transactions” between CNB Financial and its Subsidiaries and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder have been in compliance with such provisions.

(ii)           The CNB Financial Disclosure Letter lists any transaction (including any loan or other credit accommodation) between CNB Financial or any Subsidiary and any affiliate of CNB Financial or any CNB Financial Subsidiary. All such transactions set forth in the Disclosure Letter were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any affiliate of CNB Financial or any Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither CNB Financial nor any Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CNB Financial is inappropriate.

3.3   Representations and Warranties of United Financial Bancorp.  United Financial Bancorp represents and warrants to CNB Financial that, except as set forth in United Financial Bancorp’s Disclosure Letter:

(a)           Organization and Qualification.  United Financial Bancorp is a corporation duly organized and validly existing under the laws of the State of Maryland and is registered with the OTS as a savings and loan holding company.  United Financial Bancorp has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. United Financial Bancorp is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on United Financial Bancorp.  United Financial Bancorp engages only in activities (and holds properties only of the types) permitted to savings and loan holding companies by the HOLA and the rules and regulations of the OTS promulgated thereunder.

(b)           Subsidiaries.

(i)           United Financial Bancorp owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to United Financial Bancorp’s right to vote or dispose of any equity securities of its Subsidiaries.  United Financial Bancorp’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally-chartered savings banks.

(ii)           Each of United Financial Bancorp’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii)           The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of United Financial Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)           No Subsidiary of United Financial Bancorp other than United Bank are an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  United Bank’s deposits are insured by the FDIC to the fullest extent permitted by law.  United Bank is a member in good standing of the Federal Home Loan Bank of Boston.  United Bank engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations of the OTS promulgated thereunder.

(c)           Capital Structure.

(i)           The authorized capital stock of United Financial Bancorp consists of:  (A) 100,000,000 shares of United Financial Bancorp Common Stock; and (B) 50,000,000 shares of preferred stock, par value $.01 per share.

(ii)           As of June 17, 2009, (A) 16,249,970 shares of United Financial Bancorp Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of United Financial Bancorp preferred stock, par value $0.01 per share, were issued and outstanding; and (C) 354,258  shares of United Financial Bancorp Common Stock were reserved for issuance pursuant to outstanding grants or awards under United Financial Bancorp’s stock-based benefit plans.

(iii)           The shares of United Financial Bancorp Common Stock to be issued in exchange for shares of CNB Financial Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(d)           Authority.  United Financial Bancorp has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of United Financial Bancorp, and no other corporate proceedings on the part of United Financial Bancorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by United Financial Bancorp and constitutes a valid and binding obligation of United Financial Bancorp, enforceable against United Financial Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)           No Violations.  The execution, delivery and performance of this Agreement by United Financial Bancorp do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which United Financial Bancorp or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of United Financial Bancorp or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of United Financial Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which United Financial Bancorp or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on United Financial Bancorp.

(f)           Consents and Approvals.   No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by United Financial Bancorp of this Agreement or the consummation by United Financial Bancorp of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the registration or qualification of the shares of United Financial Bancorp Common Stock to be issued in exchange for shares of CNB Financial Common Stock under state securities or “blue sky” laws and (iv) the listing of the shares of United Financial Bancorp Common Stock to be issued in exchange for shares of CNB Financial Common Stock on the Nasdaq Global Select Market.  As of the date hereof, United Financial Bancorp knows of no reason pertaining to United Financial Bancorp why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)           Securities Filings.  United Financial Bancorp has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2005 (collectively, “United Financial Bancorp’s Reports”).   None of United Financial Bancorp’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, all of United Financial Bancorp’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.  Each of the financial statements (including, in each case, any notes thereto) of United Financial Bancorp included in United Financial Bancorp’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(h)           Financial Statements.  United Financial Bancorp has previously made available to CNB Financial copies of (i) the consolidated balance sheets of United Financial Bancorp and its Subsidiaries as of December 31, 2008 and 2007 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2008, together with the notes thereto, accompanied by the audit report of United Financial Bancorp’s independent public auditors, as reported in United Financial Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC and (ii) the unaudited consolidated balance sheet of United Financial Bancorp and its Subsidiaries as of March 31, 2009 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the three months ended March 31, 2009.  Such financial statements were prepared from the books and records of United Financial Bancorp and its Subsidiaries, fairly present the consolidated financial position of United Financial Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of United Financial Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.  The books and records of United Financial Bancorp and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)           Undisclosed Liabilities.  Neither United Financial Bancorp nor any of its Subsidiaries has incurred any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated financial statements of United Financial Bancorp as of  December 31, 2008 as included in United Financial Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, except for (i) liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on United Financial Bancorp and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)           Absence of Certain Changes or Events.  Except as disclosed in United Financial Bancorp’s Reports filed with the SEC prior to the date of this Agreement, since December 31, 2008, (i) United Financial Bancorp and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on United Financial Bancorp.

(k)           Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of United Financial Bancorp, threatened against or affecting United Financial Bancorp or any of its Subsidiaries or any property or asset of United Financial Bancorp or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on United Financial Bancorp or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against United Financial Bancorp or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on United Financial Bancorp.

(l)           Absence of Regulatory Actions.  Since December 31, 2005, neither United Financial Bancorp nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of United Financial Bancorp or its Subsidiaries.

(m)           Compliance with Laws.  United Financial Bancorp and each of its Subsidiaries conducts its business in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it.  United Financial Bancorp and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.  Neither United Financial Bancorp nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on United Financial Bancorp.

(n)           Taxes.  All federal, state, local and foreign Tax returns required to be filed by or on behalf of United Financial Bancorp or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by United Financial Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on United Financial Bancorp’s balance sheets (in accordance with GAAP).  There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of United Financial Bancorp or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where United Financial Bancorp or any of its Subsidiaries do not file Tax returns that United Financial Bancorp or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to United Financial Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on United Financial Bancorp’s balance sheet (in accordance with GAAP).  United Financial Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  United Financial Bancorp and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and United Financial Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(o)           Intellectual Property.  United Financial Bancorp and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business.  With respect to each item of Intellectual Property owned by United Financial Bancorp or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien.  With respect to each item of Intellectual Property that United Financial Bancorp or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect.  Neither United Financial Bancorp nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that United Financial Bancorp or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party).  To the knowledge of United Financial Bancorp, neither United Financial Bancorp nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of United Financial Bancorp or any of its Subsidiaries.

(p)           Labor Matters.  United Financial Bancorp and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours.  Neither United Financial Bancorp nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is United Financial Bancorp or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving United Financial Bancorp or any of its Subsidiaries pending or, to the knowledge of United Financial Bancorp, threatened.

(q)           Employee Benefit Plans.

(i)           United Financial Bancorp’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of United Financial Bancorp or any of its Subsidiaries (hereinafter referred to collectively as the “United Financial Bancorp Employee Plans”).  United Financial Bancorp has previously delivered or made available to CNB Financial true and complete copies of each agreement, plan and other documents referenced in United Financial Bancorp’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year.  To the Knowledge of United Financial Bancorp, each United Financial Bancorp Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  All material contributions required to be made under the terms of any United Financial Bancorp Employee Plan or any employee benefit arrangements to which United Financial Bancorp or any Subsidiary is a party or a sponsor have been timely made.

(ii)           There is no pending or threatened litigation, administrative action or proceeding relating to any United Financial Bancorp Employee Plan.  All of the United Financial Bancorp Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the United Financial Bancorp Employee Plans which is likely to result in the imposition of any penalties or taxes upon United Financial Bancorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)           No liability to the Pension Benefit Guarantee Corporation has been or is expected by United Financial Bancorp or any of its Subsidiaries to be incurred with respect to any United Financial Bancorp Employee Plan which is subject to Title IV of ERISA (“United Financial Bancorp Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by United Financial Bancorp or any ERISA Affiliate.  No United Financial Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any United Financial Bancorp Pension Plan within the 12-month period ending on the date hereof.  Neither United Financial Bancorp nor any of its Subsidiaries has provided, or is required to provide, security to any United Financial Bancorp Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.  Neither United Financial Bancorp, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv)           Each United Financial Bancorp Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “United Financial Bancorp Qualified Plan”) has received a favorable determination letter from the IRS, and United Financial Bancorp and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(v)           With respect to each United Financial Bancorp Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) none of United Financial Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual knowledge, that if United Financial Bancorp or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on United Financial Bancorp; and (B) none of United Financial Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any United Financial Bancorp Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

(vi)           All contributions required to be made with respect to any United Financial Bancorp Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any United Financial Bancorp Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of United Financial Bancorp.  All anticipated contributions and funding obligations are accrued on United Financial Bancorp’s consolidated financial statements to the extent required by GAAP.

(r)           Properties.

(i)           United Financial Bancorp and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.   Each lease pursuant to which United Financial Bancorp or any of its Subsidiaries is lessee, leases real or personal property is valid and in full force and effect and neither United Financial Bancorp nor any of its Subsidiaries, nor, to United Financial Bancorp’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.  All real property owned or leased by United Financial Bancorp or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by United Financial Bancorp to be adequate for the current business of United Financial Bancorp and its Subsidiaries.  To the knowledge of United Financial Bancorp, none of the buildings, structures or other improvements located on any real property owned or leased by United Financial Bancorp or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)           United Financial Bancorp and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  With respect to personal property used in the business of United Financial Bancorp and its Subsidiaries that is leased rather than owned, neither United Financial Bancorp nor any of its Subsidiaries is in default under the terms of any such lease.

(s)           Reserved.

(t)           Environmental Matters.

(i)           Each of United Financial Bancorp and its Subsidiaries, the Participation Facilities, and, to the knowledge of United Financial Bancorp, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of United Financial Bancorp, threatened, before any court, governmental agency or board or other forum against United Financial Bancorp or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by United Financial Bancorp or any of its Subsidiaries or any Participation Facility.

(iii)           Neither United Financial Bancorp nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(iv)           During the period of (A) United Financial Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) United Financial Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties.  To the knowledge of United Financial Bancorp, prior to the period of (A) United Financial Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) United Financial Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(u)           Material Interests of Certain Persons.  No current or former officer or director of United Financial Bancorp, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of United Financial Bancorp or any of its Subsidiaries.

(v)           Insurance.  In the opinion of management, United Financial Bancorp and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  United Financial Bancorp’s Disclosure Letter contains a list of all policies of insurance carried and owned by United Financial Bancorp or any of United Financial Bancorp’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date.  All of the insurance policies and bonds maintained by United Financial Bancorp and its Subsidiaries are in full force and effect, United Financial Bancorp and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(w)           Indemnification.  Except as provided in the certificate of incorporation or bylaws of United Financial Bancorp and the similar organizational documents of its Subsidiaries, neither United Financial Bancorp nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of United Financial Bancorp and, to the knowledge of United Financial Bancorp, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of United Financial Bancorp or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(x)           Corporate Documents and Records.  United Financial Bancorp has previously delivered or made available to CNB Financial a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of United Financial Bancorp and each of United Financial Bancorp’s Subsidiaries, as in effect as of the date of this Agreement.  Neither United Financial Bancorp nor any of United Financial Bancorp’s Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents.  The minute books of United Financial Bancorp and each of United Financial Bancorp’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.  United Financial Bancorp and each of its Subsidiaries maintains accounting records that fairly and accurately reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

(y)           CRA, Anti-Money Laundering, OFAC and Customer Information Security.  United Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA.  United Bank is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause United Bank or any other Subsidiary of United Financial Bancorp: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by United Bank.  United Financial Bancorp is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either United Financial Bancorp or of its Subsidiaries to undertake any remedial action.  The board of directors of United Bank (or where appropriate of any other Subsidiary of United Financial Bancorp) has adopted, and United Bank (or such other Subsidiary of United Financial Bancorp) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and United Bank (or such other Subsidiary of United Financial Bancorp) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(z)           United Financial Bancorp Information.  The information regarding United Financial Bancorp and its Subsidiaries to be supplied by United Financial Bancorp for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement-Prospectus (except for such portions thereof that relate only to CNB Financial or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(aa)           Tax Treatment of the Merger.  United Financial Bancorp has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(bb)           Allowance for Loan Losses.  The allowance for loan losses reflected in United Financial Bancorp’s audited balance sheet at December 31, 2008 was, and the allowance for loan losses shown on the balance sheets in United Financial Bancorp’s Reports for periods after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(cc)           Internal Controls.

(i)           United Financial Bancorp has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of United Financial Bancorp; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of United Financial Bancorp is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of United Financial Bancorp.

(ii)           United Financial Bancorp (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to United Financial Bancorp, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of United Financial Bancorp by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to United Financial Bancorp’s outside auditors and the audit committee of United Financial Bancorp’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect United Financial Bancorp’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in United Financial Bancorp’s internal controls over financial reporting.  Any such disclosures were made in writing by management to United Financial Bancorp’s auditors and audit committee. As of the date hereof, there is no reason to believe that United Financial Bancorp’s chief executive officer and chief financial officer will not be able to give the certifications required under SEC regulations when next due.

ARTICLE IV
Conduct Pending the Merger

4.1   Forbearances by CNB Financial.  Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, CNB Financial shall not, nor shall CNB Financial permit any of its Subsidiaries to, without the prior written consent of United Financial Bancorp, which consent shall not be unreasonably withheld:

(a)           conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           (i)           incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and consistent with Section 4.1(s) hereof and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year;

(ii)           prepay any indebtedness or other similar arrangements so as to cause CNB Financial to incur any prepayment penalty thereunder;

(c)	(i)	adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend or any other distribution on its capital stock;

(iii)          grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv)          issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options or warrants outstanding as of the date hereof; or

(v)           except in connection with the exercise of outstanding stock options or withholdings for taxes related thereto under any of the CNB Financial stock-based incentive plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

(d)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)           except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(f)           enter into, renew, amend or terminate any contract, plan or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(g)           (i)           except as provided in Section 4.1(g)(ii) below, renegotiate, renew, increase, extend or modify any loan, lease (credit equivalent), advance (other than existing approved commitments or lines of credit), credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except:  (x) for renegotiations, renewals, increases, extensions or modifications not required to be approved by the executive committee of the board of directors of Commonwealth National Bank pursuant to existing loan policies with notification in reasonable detail to United Financial Bancorp for credits in amounts that exceed an aggregate of $500,000 with respect to any individual borrower; or (y) for renegotiations, renewals, increases, extensions or modifications required to be approved by the executive committee of the board of directors of Commonwealth National Bank pursuant to existing loan policies, only if approved by the executive committee of the board of directors of Commonwealth National Bank in accordance with such policies; provided; however, that no loan, lease (credit equivalent), advance, credit enhancement or other extension of credit shall be eligible for approval by the executive committee of the board of directors if the United Financial Bancorp designee appointed under Section 5.3(e) of this Agreement, who must be at least a senior vice president, has delivered a written objection to the Chief Executive Officer of Commonwealth National Bank two business days prior to the executive committee meeting; provided that such designee must receive such loan information no later than four business days before an executive committee meeting.  The designee then must attend, either by phone or in person, the executive committee meeting in which the credit is presented, discussed detailed concerns related to the approval, suggest appropriate and reasonable scenarios to approve, mitigate or work through said credit;

(ii)           with regard to any loan, lease, advance, credit enhancement or other extension of credit to any borrower that is in default of any loan or other agreement with CNB Financial or any of its Subsidiaries, or to any borrower with respect to any loan or asset which is rated “6” or worse pursuant to the loan and asset grading policies and procedures of CNB Financial or any of its Subsidiaries, or to any affiliate of any such person, renegotiate, renew, increase, extend or modify any loan, lease (credit equivalent), advance (other than existing approved commitments or lines of credit), credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except for renegotiations, renewals, increases, extensions or modifications to which:  (x) United Financial Bancorp provides prior written consent of United Financial Bancorp, which consent shall not be unreasonably withheld; and (y) the executive committee of the board of directors of Commonwealth National Bank approves in accordance with its written loan policies; or

(iii)           make or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $500,000 with respect to any individual borrower, or (ii) loans or advances as to which CNB Financial has a binding obligation to make such loans or advances as of the date hereof.

(h)           except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of CNB Financial or Commonwealth National Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(i)           (i)           increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii)           become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement, employment agreement, change in control agreement or severance agreement with or for the benefit of any employee or director;

(iii)           voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(iv)           except for a new principal financial and/or accounting officer pursuant to such terms and conditions, including compensation amounts, as agreed to by United Financial Bancorp, elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $30,000;

(j)           settle any claim, action or proceeding involving payment by it of money damages in excess of $20,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)           amend its articles of organization or bylaws, or similar governing documents;

(l)           restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

(m)           make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(n)           other than for capital expenditures described in Section 3.2(j) of the CNB Financial Disclosure Letter, make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(o)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(q)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(r)           knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(s)           implement or adopt any change in its policies or practices with respect to deposit liabilities, or incur or create any deposit liabilities with terms of greater than one year, except that this restriction shall not prevent CNB Financial from rolling over or renewing any existing deposit liability with a term of greater than one year on terms and conditions consistent with prevailing market rates and conditions; or

(t)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by CNB Financial or response thereto by United Financial Bancorp shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2   Forbearances by United Financial Bancorp.  Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, United Financial Bancorp shall not, nor shall United Financial Bancorp permit any of its Subsidiaries to, without the prior written consent of CNB Financial, which shall not unreasonably be withheld (except as specified in Sections 4.2(e) and (f) below):

(a)           take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(c)           knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(d)           agree to take, make any commitment to take, or adopt any resolutions of  its Board of Directors in support of, any of the actions prohibited by this Section 4.2;

(e)           enter into any material definitive merger agreement, purchase and assumption agreement or similar document involving United Financial Bancorp or any of its Subsidiaries with respect to the acquisition of any other insured depository institution, without the prior notification by written, oral or electronic means to the Chairman of the Board of Directors of CNB Financial; or

(f)           issue any additional shares of United Financial Bancorp Common Stock or any securities convertible into United Financial Bancorp common stock, except for existing and future grants under United Financial Bancorp’s stock-based benefit plans, without the prior notification by written, oral or electronic means to the Chairman of the Board of Directors.

ARTICLE V
Covenants

5.1   Acquisition Proposals.

(a)           Except as permitted by this Agreement, CNB Financial shall not, and shall cause its Subsidiaries and any of its Subsidiaries’ officers, directors or employees and any investment banker, financial advisor, attorney, accountant or other representative retained by CNB Financial or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than United Financial Bancorp), regarding an Acquisition Proposal, (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) except as to employees who are not executive officers, make any public statement critical of United Financial Bancorp or any of its Subsidiaries, its board of directors, its management or the Merger or (v) except as to employees who are not executive officers, join with or assist any person or entity, directly or indirectly, in opposing or making any statement in opposition to, the Merger.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of CNB Financial or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by CNB Financial or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by CNB Financial.  Notwithstanding the foregoing, CNB Financial may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to CNB Financial to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between CNB Financial and United Financial Bancorp dated May 28, 2009 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as CNB Financial’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b)           CNB Financial will notify United Financial Bancorp immediately orally (within one day) and in writing (within three days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to United Financial Bancorp any written materials received by CNB Financial or any of its Subsidiaries in connection therewith. CNB Financial will keep United Financial Bancorp informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)           CNB Financial will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. CNB Financial will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. CNB Financial will promptly request each person (other than United Financial Bancorp) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with CNB Financial or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of CNB Financial or any of its Subsidiaries. CNB Financial shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2   Advice of Changes.  Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3   Access and Information.

(a)           Upon reasonable notice, CNB Financial shall (and shall cause its Subsidiaries to) afford United Financial Bancorp and its representatives (including, without limitation, directors, officers and employees of United Financial Bancorp and its affiliates and counsel, accountants and other professionals retained by it) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information as may reasonably be requested; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by CNB Financial in this Agreement.

(b)           From the date hereof until the Effective Time, CNB Financial shall, and shall cause CNB Financial’s Subsidiaries to, promptly provide United Financial Bancorp with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as United Financial Bancorp may reasonably request and United Financial Bancorp shall, and shall cause United Financial Bancorp’s Subsidiaries to, promptly provide CNB Financial with a copy of each periodic report filed with the SEC and call reports filed with federal or state bank regulators.  Notwithstanding the foregoing, neither CNB Financial nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c)           United Financial Bancorp will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of applicable law, United Financial Bancorp will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to United Financial Bancorp or an affiliate of United Financial Bancorp, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to United Financial Bancorp or an affiliate of United Financial Bancorp from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of CNB Financial or (iv) is or becomes readily ascertainable from published information or trade sources.

(d)           From and after the date hereof, representatives of United Financial Bancorp and CNB Financial shall meet on a regular basis to discuss and plan for the conversion of CNB Financial’s and its Subsidiaries’ data processing and related electronic informational systems to those used by United Financial Bancorp and its Subsidiaries with the goal of conducting such conversion as soon as is practicable following the consummation of the Bank Merger.  In connection therewith, the parties hereto shall cooperate with each other and use their reasonable best efforts to provide customers with any communications and/or notices that are necessary or advisable.

(e)           CNB Financial shall give notice, and shall cause Commonwealth National Bank to give notice, to a designee of United Financial Bancorp, and shall invite such person to attend all regular and special meetings of the Board of Directors of CNB Financial and Commonwealth National Bank, and all meetings of Board committees and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of Commonwealth National Bank) of CNB Financial or Commonwealth National Bank.  Such designees shall have no right to vote and shall not attend sessions of board and committees during which there is being discussed (i) matters involving this Agreement, (ii) information or material that CNB Financial or Commonwealth National Bank is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of CNB Financial or Commonwealth National Bank, or (iii) pending or threatened litigation or investigations if, on the advice of counsel to CNB Financial, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed.

5.4   Applications; Consents.

(a)           The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file within 30 days of the date hereof, or as soon as practicable thereafter, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement.  CNB Financial and United Financial Bancorp shall furnish each other with all information concerning themselves, their respective subsidiaries, and their and their respective subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of United Financial Bancorp, CNB Financial or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.  United Financial Bancorp and CNB Financial shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to United Financial Bancorp and CNB Financial, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)           As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

5.5   Anti-takeover Provisions.  CNB Financial and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt United Financial Bancorp, United Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an anti-takeover nature in CNB Financial’s or its Subsidiaries’ articles of organization and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6    Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7    Publicity.  The initial press release announcing this Agreement shall be a joint press release and thereafter CNB Financial and United Financial Bancorp shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8    CNB Financial Shareholder Meeting.  CNB Financial will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, CNB Financial will take, in accordance with applicable law and its articles of organization and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  CNB Financial’s Board of Directors will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement.  Except as provided in this Agreement, (i) CNB Financial’s Board of Directors shall recommend to its shareholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that CNB Financial’s Board of Directors have recommended that its shareholders vote in favor of the approval of this Agreement and (iii) neither CNB Financial’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of CNB Financial’s Board of Directors that its shareholders vote in favor of approval of this Agreement or make any statement in connection with the Shareholder Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”).

Notwithstanding the foregoing, if (x) CNB Financial has complied in all material respects with its obligations under Section 5.1, (y) CNB Financial (1) has received an unsolicited bona fide written Acquisition Proposal from a third party that CNB Financial’s Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by United Financial Bancorp pursuant to clause (3) below, (2) has notified United Financial Bancorp, at least five business days in advance, of its intention to effect a Change in Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to United Financial Bancorp a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following CNB Financial’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with United Financial Bancorp in good faith (to the extent that United Financial Bancorp desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (z) CNB Financial’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to shareholders at the Shareholder Meeting it may submit the Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

5.9   Registration of United Financial Bancorp Common Stock.

(a)           As promptly as reasonably practicable following the date hereof, United Financial Bancorp shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of United Financial Bancorp Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the CNB Financial shareholders at the Shareholder Meeting, which shall also constitute the prospectus relating to the shares of United Financial Bancorp Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”).  CNB Financial will furnish to United Financial Bancorp the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with United Financial Bancorp and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC.  United Financial Bancorp shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  United Financial Bancorp and CNB Financial will each use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to the shareholders of CNB Financial as promptly as practicable after the Registration Statement is declared effective under the Securities Act. United Financial Bancorp will advise CNB Financial, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the United Financial Bancorp Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement.  If at any time prior to the Effective Time any information relating to United Financial Bancorp or CNB Financial, or any of their respective affiliates, officers or directors, should be discovered by United Financial Bancorp or CNB Financial which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by United Financial Bancorp with the SEC and disseminated by CNB Financial to the shareholders of CNB Financial.

(b)           United Financial Bancorp shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of CNB Financial and United Financial Bancorp shall furnish all information concerning it and the holders of CNB Financial Common Stock as may be reasonably requested in connection with any such action.

(c)           Prior to the Effective Time, United Financial Bancorp shall notify The Nasdaq Global Select Market of the additional shares of United Financial Bancorp Common Stock to be issued by United Financial Bancorp in exchange for the shares of CNB Financial Common Stock.

5.10        Notification of Certain Matters.  Each party shall give prompt notice to the other of:  (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect.  Each of CNB Financial and United Financial Bancorp shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11         Employee Benefit Matters.

(a)           All persons who are employees of Commonwealth National Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of United Bank; provided, however, that in no event shall any of Commonwealth National Bank’s employees be officers of United Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of United Bank.  Except for those persons who enter into an employment agreement with United Bank, all of the Continuing Employees shall be employed at the will of United Bank and no contractual right to employment shall inure to such employees because of this Agreement.

(b)           Continuing Employees will receive credit for service with CNB Financial for purposes of vesting and determination of eligibility to participate, but not for accrual of benefits, in United Financial Bancorp’s 401(k) plan (The Defined Contribution Plan (Plan A) of the CBERA Retirement Program) and the United Bank Employee Stock Ownership Plan.  Each Continuing Employee with sufficient CNB Financial service credit to satisfy the United Financial Bancorp 401(k) plan eligibility service requirement who has also attained the requisite plan participation age shall be eligible to participate in the United Financial Bancorp 401(k) plan at the Effective Time.  Each Continuing Employee with sufficient CNB Financial service credit to satisfy the United Bank Employee Stock Ownership Plan eligibility service requirement who has also attained the requisite plan participation age shall be eligible to participate in the United Bank Employee Stock Ownership Plan at the Effective Time.  CNB Financial shall take the requisite action to cause the CNB Financial 401(k) Plan to be frozen as to future contributions effective immediately prior to the Effective Time.  If requested by United Financial Bancorp, CNB Financial will take all necessary action to terminate the CNB Financial 401(k) Plan immediately prior to the Effective Time.  Final distributions from the CNB Financial 401(k) Plan need not be made by the Effective Date and may be conditioned upon receipt of a letter from the IRS confirming that upon termination the CNB Financial 401(k) Plan remains qualified under section 401 of the Code.

(c)           With respect to each Continuing Employee covered under a health or other employee welfare benefit plan maintained by CNB Financial as of the Effective Time, United Financial Bancorp at its election shall either (i) cause such Continuing Employee to participate in the comparable plan maintained by United Financial Bancorp on the same basis as other similarly situated United Financial Bancorp employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar CNB Financial plan at the Effective Time of the Merger; or (ii) cause the plan maintained by CNB Financial shall continue to be maintained for the benefit of the Continuing Employee.

(d)           Each employee of CNB Financial or a Subsidiary who has been employed by CNB Financial or a Subsidiary for twelve months prior to the Effective Time, except any employee who is a party to a change in control agreement with CNB Financial or a Subsidiary, shall be entitled upon an involuntary termination of employment (other than for “Just Cause”) occurring at the Effective Time or within one year following the Effective Time, to a severance payment equal to two weeks of base salary for each full year of service with CNB Financial or a Subsidiary up to a maximum benefit equal to 26 weeks of base salary, provided that no benefit shall be less than four weeks base salary.  For these purposes, “Just Cause” shall mean termination due to the employee’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order. Any payment of severance shall be made not later than twenty business days following the individual’s termination of employment.

(e)           United Financial Bancorp shall honor all obligations under the change-in-control agreements as set forth in CNB Financial’s Disclosure Letter.

(f)           United Financial Bancorp shall provide customary outplacement services to all employees of CNB Financial and CNB Financial Subsidiaries, including executive officers, whose employment is terminated in connection with the Merger.

                        (g)           Employees of CNB Financial or a CNB Financial Subsidiary shall be eligible to receive a “retention” bonus from CNB Financial (or the applicable Subsidiary) as determined by the Board of Directors of CNB Financial (with the approval of the Chief Executive Officer of United Financial Bancorp) in the event that such employee remains an employee of CNB Financial (or the applicable CNB Financial Subsidiary), until the date the systems conversion occurs (or such other date established or adjusted by United Financial Bancorp not to exceed forty-five 45 days following the date the system conversion occurs) or is terminated prior to the date of the systems conversion, but after the Effective Time, and satisfactorily fulfills the duties and responsibilities of the position of such employee of CNB Financial (or the applicable CNB Financial Subsidiary) through the employee’s termination date.

5.12         Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, United Financial Bancorp agrees to indemnify and hold harmless each present and former director and officer of CNB Financial and its Subsidiaries and each officer or employee of CNB Financial and its Subsidiaries that is serving or has served as a director or officer of another entity expressly at CNB Financial’s request or direction (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to CNB Financial’s articles of organization and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

(b)           Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify United Financial Bancorp thereof, but the failure to so notify shall not relieve United Financial Bancorp of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice United Financial Bancorp.

(c)           United Financial Bancorp shall use its reasonable best efforts to maintain CNB Financial’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CNB Financial’s existing policy, including United Financial Bancorp’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Time; provided, however, that in no event shall United Financial Bancorp be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(c), an amount in the aggregate in excess of 150% of the amount of the annual premiums paid by CNB Financial as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, United Financial Bancorp shall obtain the most advantageous coverage obtainable for a premium equal to the Maximum Insurance Amount.

(d)           In the event United Financial Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of United Financial Bancorp assume the obligations set forth in this Section 5.12.

                        (e)           The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13        Section 16 Matters.  Prior to the Effective Time, United Financial Bancorp shall take all such steps as may be required to cause any acquisitions of United Financial Bancorp Common Stock resulting from the transactions contemplated by this Agreement (including, without limitation, pursuant to the terms of the Converted Options) by each director or officer of CNB Financial who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to United Financial Bancorp to be exempt under Rule 16b-3 promulgated under the Exchange Act.  CNB Financial agrees to promptly furnish United Financial Bancorp with all requisite information necessary for United Financial Bancorp to take the actions contemplated by this Section 5.13.

5.14    Board of Directors.  United Financial Bancorp shall take all action necessary to appoint one member of CNB Financial’s Board of Directors, selected by United Financial Bancorp after consultation with CNB Financial, to United Financial Bancorp’s and United Bank’s Board of Directors, effective immediately following the Effective Time.

5.15    Funds Availability At the Effective Time, United Financial Bancorp shall have sufficient funds available to pay the aggregate Per Share Cash Consideration.

5.16    CNB Financial Loan Participations CNB Financial shall obtain all necessary waivers, consents, approvals and authorizations that may be required under any agreement or contract to which CNB Financial or any of its subsidiaries is a party or by which any of its assets may be bound, including any CNB Financial loan participation agreement or lease, as a result of the transactions contemplated in this Agreement.

5.17    Berkshire Hills Bancorp Termination Fee.  Prior to the execution of this Agreement, CNB Financial has entered into a Merger Termination Agreement with Berkshire Hills Bancorp, Inc. that provides for the payment of the Fee, as defined in the Berkshire Hills Bancorp Agreement (the “Berkshire Hills Bancorp Fee”), in accordance with Section 7.2 of the Berkshire Hills Bancorp Agreement, as amended, dated April 29, 2009.  United Financial Bancorp agrees to pay the Berkshire Hills Bancorp Fee on behalf of CNB Financial pursuant to the terms of the Merger Termination Agreement.  If this Agreement is terminated:  (a) in circumstances requiring payment of a Fee pursuant to Section 7.2 of this Agreement; or (b) by United Financial Bancorp under Section 7.1(c) of this Agreement under circumstances where failure to fulfill Section 7.1(c) of this Agreement are for reasons primarily attributable to CNB Financial, then CNB Financial shall reimburse United Financial Bancorp for the Berkshire Hills Bancorp Fee.  The reimbursement provided in this Section 5.17 shall be in addition to any Fee that may be payable to United Financial Bancorp pursuant to Section 7.2 of this Agreement.

ARTICLE VI
Conditions to Consummation

6.1   Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)           Shareholder Approval.  This Agreement shall have been approved by the requisite vote of CNB Financial’s shareholders in accordance with applicable laws and regulations.

(b)           Regulatory Approvals.  All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to United Financial Bancorp of the transactions contemplated hereby that, had such condition or requirement been known, United Financial Bancorp would not, in its reasonable judgment, have entered into this Agreement.

(c)           No Injunctions or Restraints; Illegality.  No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)           Third Party Consents.  United Financial Bancorp and CNB Financial shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on United Financial Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

(e)           Tax Opinions.  United Financial Bancorp and CNB Financial shall have received opinions of Locke Lord Bissell & Liddell LLP and Kilpatrick Stockton LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to CNB Financial and United Financial Bancorp, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) United Financial Bancorp and CNB Financial will each be a party to that reorganization within the meaning of Section 368(b) of the IRC.  Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of United Financial Bancorp, CNB Financial and others.

(f)           Registration Statement; Blue Sky Laws.  The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and United Financial Bancorp shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(g)           Nasdaq Listing.  To the extent required, the shares of United Financial Bancorp Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

6.2           Conditions to the Obligations of United Financial Bancorp.  The obligations of United Financial Bancorp to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by United Financial Bancorp:

(a)           CNB Financial’s Representations and Warranties.  Each of the representations and warranties of CNB Financial contained in this Agreement and in any certificate or other writing delivered by CNB Financial pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)           Performance of CNB Financial’s Obligations.  CNB Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                        (c)           Officers’ Certificate.  United Financial Bancorp shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of CNB Financial to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

6.3          Conditions to the Obligations of CNB Financial.  The obligations of CNB Financial to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by CNB Financial:

(a)           United Financial Bancorp’s Representations and Warranties. Each of the representations and warranties of United Financial Bancorp contained in this Agreement and in any certificate or other writing delivered by United Financial Bancorp pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)           Performance of United Financial Bancorp’s Obligations.  United Financial Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officers’ Certificate.  CNB Financial shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of United Financial Bancorp to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE VII
Termination

7.1          Termination.  This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

(a)           by the mutual written consent of United Financial Bancorp and CNB Financial; or

(b)           by either United Financial Bancorp or CNB Financial, in the event of the failure of CNB Financial’s shareholders to approve the Agreement at the CNB Financial Shareholder Meeting; provided, however, that CNB Financial shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(c)           by either United Financial Bancorp or CNB Financial, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)           by either United Financial Bancorp or CNB Financial, in the event that the Merger is not consummated by January 31, 2010, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e)           by either United Financial Bancorp or CNB Financial (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representations or warranty; or

(f)           by United Financial Bancorp, (i) if CNB Financial shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii)  if the CNB Financial’s Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement, the Board of Directors of CNB Financial withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to United Financial Bancorp.

7.2          Termination Fee.

(a)           CNB Financial shall pay to United Financial Bancorp a fee of $1,227,000 (the “Fee”) if this Agreement is terminated as follows:

(i)           if this Agreement is terminated by United Financial Bancorp pursuant to Section 7.1(f), then CNB Financial shall pay the Fee on the second business day following such termination; or

(ii)           if this Agreement is terminated by (A) either party pursuant to Section 7.1(b) or (B) by United Financial Bancorp pursuant to Section 7.1(e) because of CNB Financial’s willful breach of any representation, warranty, covenant or agreement under this Agreement, and in any such case an Acquisition Proposal with respect to CNB Financial shall have been publicly announced or otherwise communicated or made known to CNB Financial’s Board of Directors (or any person shall have publicly announced, communicated or made known an intention to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clause (B), then CNB Financial shall pay (x) one third of the Fee to United Financial Bancorp on the second business day following such termination and (y) if within 12 months after such termination CNB Financial enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then CNB Financial shall pay the remainder of the Fee on the date of such execution or consummation.

(b)           Any amount that becomes payable pursuant to Section 7.2(a) shall be paid by wire transfer of immediately available funds to an account designated by United Financial Bancorp in writing to CNB Financial.

(c)           CNB Financial acknowledges that the agreement contained in Section 7.2(a) is an integral part of the transactions contemplated by this Agreement, that without such agreement by CNB Financial, United Financial Bancorp would not have entered into this Agreement and that such amounts do not constitute a penalty.  If CNB Financial fails to pay the amounts due under Section 7.2(a) with the time periods specified, CNB Financial shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by United Financial Bancorp in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d)           Notwithstanding anything to the contrary contained herein, CNB Financial shall be obligated, subject to the terms of this Section 7.2, to pay only one Fee.

7.3          Effect of Termination.  In the event of termination of this Agreement by either United Financial Bancorp or CNB Financial as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII
Certain Other Matters

8.1          Interpretation.  When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2    Survival.  Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time.  All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3    Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of CNB Financial, no amendment or modification may be made that would alter or change the amount or the kind of consideration to be received by holders of CNB Financial Common Stock, that would change the articles of organization or certificate of incorporation of the parties hereto, that would change any of the other terms or conditions of this Agreement in a manner that would materially adversely affect the holders of CNB Financial Common Stock, or that would contravene any provision of the MBCA or MGCL, or the federal banking laws, rules and regulations.

8.4    Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5    Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

8.6    Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7    Notices.  All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to United Financial Bancorp, to:

Richard B. Collins
Chairman, President and Chief Executive Officer
95 Elm Street
West Springfield, MA 01089
Facsimile:  (413) 443-3587
With copies to:

Locke Lord Bissell & Liddell LLP.
401 9th Street, N.W.
Suite 400 South

Washington, D.C. 20004
Facsimile: (202) 521.4203
Attention:  Douglas P. Faucette, Esq.

If to CNB Financial, to:

Cary J. Corkin
Chairman of the Board of Directors
CNB Financial Corp.
c/o The Entwistle Company
6 Bigelow Street
Hudson, Massachusetts  01749
Facsimile:  (508) 481-4004

With copies to:
Kilpatrick Stockton LLP
607 14th Street, N.W.
Suite 900
Washington, D.C.  20005
Facsimile:  (202) 204-5632
Attention:  Scott A. Brown, Esq.

8.8    Entire Agreement; etc.  This Agreement, together with the Exhibits and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9    Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

8.10          Specific Performance.  Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

United Financial Bancorp, Inc.

By:	/s/ Richard B. Collins
Richard B. Collins
Chairman, President and Chief Executive Officer

CNB Financial Corp.

By:	/s/ Cary J. Corkin
Cary J. Corkin
Chairman of the Board

EXHIBIT A

VOTING AGREEMENT

June 25, 2009

United Financial Bancorp, Inc.
95 Elm Street
West Springfield, MA 01089

Gentlemen:

United Financial Bancorp, Inc. ("United Financial Bancorp") and CNB Financial Corp. ("CNB Financial") have entered into an Agreement and Plan of Merger dated as of June 22, 2009 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) CNB Financial will merge with and into United Financial Bancorp, with United Financial Bancorp surviving the merger, to be followed by the merger of Commonwealth National Bank with and into United Bank, with United Bank surviving the merger (collectively referred to as the "Merger"); and (b) shareholders of CNB Financial will receive common stock of United Financial Bancorp and/or cash as stated in the Merger Agreement. Terms that are undefined herein shall have the meaning set forth in the Merger Agreement.

United Financial Bancorp has requested, as a condition to its execution and delivery to CNB Financial of the Merger Agreement, that the undersigned, being certain of the directors and executive officers of CNB Financial and Commonwealth National Bank, execute and deliver to United Financial Bancorp this Letter Agreement.

Each of the undersigned, in order to induce United Financial Bancorp to execute and deliver to CNB Financial the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)           Agrees to be present (in person or by proxy) at all meetings of shareholders of CNB Financial called to vote for approval of the Merger Agreement and the Merger so that all shares of common stock of CNB Financial over which the undersigned has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of CNB Financial), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving CNB Financial;

(b)           Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CNB Financial, to approve or adopt the Merger Agreement unless the Merger Agreement is terminated pursuant to Section 7.1(b) of the Merger Agreement;

(c)           Agrees not to sell, transfer or otherwise dispose of any common stock of CNB Financial on or prior to the date of the meeting of CNB Financial shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement;

(d)           Agrees in accordance with Section 5.1 of the Merger Agreement not to solicit, initiate or engage in any negotiations or discussions with any party other than United Financial Bancorp with respect to an Acquisition Proposal, except as otherwise permitted by Section 5.1, and

(e)           Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intend to be legally bound hereby.

Very truly yours,

Name

Title

Accepted and agreed to as of
the date first above written:

United Financial Bancorp, Inc.

Richard B. Collins
President and Chief Executive Officer

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EXHIBIT B

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of the 25th day of June, 2009, by and between Commonwealth National Bank (“Commonwealth”), and United Bank, a Federal savings association (“United Bank”).

RECITALS:

1.           Commonwealth and United Bank are wholly-owned subsidiaries of United Financial Bancorp, Inc., a Maryland corporation ("United Financial Bancorp");

2.           United Financial Bancorp desires that Commonwealth merge with and into United Bank following the consummation of the merger of CNB Financial Corp., a Massachusetts corporation ("CNB Financial "), with and into United Financial Bancorp, or a subsidiary thereof, pursuant to the Agreement and Plan of Merger, dated as of June 25, 2009, by and between United Financial Bancorp and CNB Financial  (the "Holding Company Merger Agreement"); and

3.           In consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Commonwealth and United Bank hereby agree as follows:

1.             DEFINITIONS

Each of the following terms shall have the meanings set forth below:

1.1           "Effective Time" shall refer to the date and time at which the Merger becomes effective in accordance with the rules and regulations of the OTS.

1.2           "Merger" shall refer to the merger of Commonwealth with and into United Bank as provided in Section 2.1 of this Agreement.

1.3           "Holding Company Merger" shall refer to the merger of CNB Financial  with and into United Financial Bancorp as contemplated by the Holding Company Merger Agreement.

1.4           "Merging Institutions" shall collectively refer to Commonwealth and United Bank.

1.5           "OTS" shall refer to the Office of Thrift Supervision.

1.6           "Surviving Institution" shall refer to United Bank as the surviving institution of the Merger.

2.           TERMS OF THE MERGER

2.1           The Merger.

(a)           Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Commonwealth shall be merged with and into United Bank pursuant to applicable Federal laws and regulations.  United Bank shall be the Surviving Institution of the Merger and shall continue as a savings association chartered and regulated by the OTS.  As of a result of the Merger, (i) each share of common stock, par value $5.00 per share, of Commonwealth issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of common stock, par value $1.00 per share, of United Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Institution issued and outstanding following consummation of the Merger.

(b)           The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including the approval of the OTS, and the expiration of all applicable waiting periods with respect to both the Holding Company Merger and the Merger.  The stockholder of Commonwealth and United Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

(c)           At the Effective Time, the Surviving Institution shall be considered the same business and corporate entity as each of the Merging Institutions and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Institutions shall vest in the Surviving Institution and the Surviving Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Institutions and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Institution.  In addition, any reference to either of the Merging Institutions in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Institution if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Institutions is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Institution may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Institutions if the Merger had not occurred.

(d)           All deposit accounts of Commonwealth shall be and become deposit accounts in the Surviving Institution without change in their respective terms, maturity, minimum required balances or withdrawal value.  Appropriate evidence of the deposit account in the Surviving Institution shall be provided by the Surviving Institution to each deposit account holder of Commonwealth, as necessary, after consummation of the Merger.

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(e)           All deposit accounts of United Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Institution after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(f)           The principal office of United Bank shall continue to be 95 Elm Street, West Springfield, MA 01089  after the Effective Time.  The former offices of Commonwealth will be operated as offices of United Bank immediately following the Effective Time.

2.2           Effective Time; Closing Date.  A closing in respect of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of United Bank, on such time and date as United Bank shall designate, which date shall be the date of the Effective Time of the Holding Company Merger.

2.3           Name of Surviving Institution.  The name of the Surviving Institution shall be "United Bank."

2.4           Charter.  On and after the Effective Time, the Charter of United Bank as a Federal savings association shall be the Charter of the Surviving Institution until amended in accordance with applicable law.

2.5           Bylaws.  On and after the Effective Time, the Bylaws of United Bank as a Federal savings association shall be the Bylaws of the Surviving Institution until amended in accordance with applicable law.

2.6           Directors.  Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Institution, the directors of the Surviving Institution shall be those persons serving as directors of United Bank immediately prior to the Effective Time, subject to the provision of Section 2.9 of the Holding Company Merger Agreement.  The directors of the Surviving Institution shall hold office in accordance with the Charter and Bylaws of the Surviving Institution.

3.           MISCELLANEOUS

3.1           Conditions Precedent.  The respective obligations of each party under this Agreement shall be subject to: (i) the receipt or waiver of all required regulatory approvals and the expiration of any required waiting periods specified by applicable Federal law; (ii) the completion of the Holding Company Merger; and (iii) the approval of this Agreement by United Financial Bancorp in its capacity as sole stockholder of Commonwealth and United Bank.

3.2           Amendments.  To the extent permitted by the applicable Federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

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3.3           Successors.  This Agreement shall be binding on the successors of Commonwealth and United Bank.

3.4           Governing Law.  This Agreement shall be governed by the laws of the United States of America except to the extent Massachusetts law governs.

3.5           Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

3.6           Miscellaneous.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

3.7           Termination.  This Agreement shall terminate upon the termination of the Holding Company Merger Agreement in accordance with its terms.  This Agreement also may be terminated at any time prior to the Effective Time by mutual consent of the parties.  In the event of the termination of this Agreement as provided in this Section 3.7, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates.

IN WITNESS WHEREOF, Commonwealth and United Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	COMMONWEALTH NATIONAL BANK

/s/ Christine Trifari	By:	/s/ Charles R. Valade
Charles R. Valade
Secretary		President and Chief
Executive Officer

ATTEST:		UNITED BANK

/s/ Terry J. Bennett	By:	/s/ Richard B. Collins
Richard B. Collins
Secretary		Chairman, President and Chief
Executive Officer

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